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                                                                     Exhibit 8

                                       June 2, 2000

Vignette Corporation
901 South Mopac Expressway
Austin, Texas 78746

Dear Sir:

     We have acted as counsel for Vignette Corporation, a Delaware corporation ("Vignette"), in connection with (i) the exchange offer proposed to be made by Wheels Acquisition Corp., a wholly owned subsidiary of Vignette ("Merger Sub") (the "Offer"), to exchange shares of the common stock of Vignette for shares of the common stock of OnDisplay, Inc., a Delaware corporation ("OnDisplay"), and (ii) the proposed merger of Merger Sub with and into OnDisplay (the "Merger"), in each case pursuant to the Agreement and Plan of Merger dated as of May 21, 2000 (the "Merger Agreement") by and among Vignette, Merger Sub and OnDisplay. Reference is made to the registration statement of Vignette with respect to the Vignette common stock to be issued to the holders of the OnDisplay common stock in connection with the Offer and the Merger (the "Registration Statement").

     We hereby confirm that the discussion set forth under the caption "The Offer-Material Federal Income Tax Consequences" (the "Opinion") in the prospectus of Vignette, which prospectus is a part of the Registration Statement when the Registration Statement becomes effective (the
"Prospectus"), constitutes our opinion.

     Our opinion is based on certain factual assumptions and certain other matters set forth in the Opinion. In providing the Opinion, we have also relied upon, among other things, (i) the Merger Agreement, (ii) the Prospectus and the Registration Statement, (iii) the representations and covenants made to us by Vignette and OnDisplay in their respective letters to us dated as of June 2, 2000,
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Vignette Corporation                   2                            June 2, 2000

and (iv) such other documents as we have deemed necessary or appropriate for purposes of the Opinion.

     As stated in the Opinion, the qualification of the Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, is based on, among other things, the satisfaction of the factual assumptions that (i) the Offer and the Merger are completed under the current terms of the Merger Agreement, (ii) the minimum tender condition for the Offer set forth in Section 1.1 of the Merger Agreement is satisfied, and (iii) the Merger is completed promptly after the Offer. The ability to satisfy such factual assumptions, and therefore the United States federal income tax consequences of the Offer and the Merger, depend in part on facts that will not be available before the completion of the Merger.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the Prospectus under the caption "The Offer-Material Federal Income Tax Consequences." In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Davis Polk & Wardwell